                                                                      Exhibit 12


                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation Of Ratios Of Earnings To Fixed Charges

                         (In millions except ratio data)


                                      Six Months
                                        Ended                                Years Ended December 31
                                       June 30        --------------------------------------------------------------------
                                         1999           1998           1997           1996           1995           1994
                                       --------       --------       --------       --------       --------       --------
      Income Before Taxes              $4,173.4       $8,133.1       $6,462.3       $5,540.8       $4,797.2       $4,415.2

      Add:
       One-third of rents                  32.9           56.0           47.0           41.0           28.1           36.0
       Interest expense, net              106.7          150.6           98.2          103.2           60.3           96.0
       Preferred stock dividends           59.8           62.1           49.6           70.0            2.1           --
                                       --------       --------       --------       --------       --------       --------
        Earnings                       $4,372.8       $8,401.8       $6,657.1       $5,755.0       $4,887.7       $4,547.2
                                       ========       ========       ========       ========       ========       ========

      One-third of rents               $   32.9       $   56.0       $   47.0       $   41.0       $   28.1       $   36.0
       Interest expense                   140.3          205.6          129.5          138.6           98.7          124.4
       Preferred stock dividends           59.8           62.1           49.6           70.0            2.1           --
                                       --------       --------       --------       --------       --------       --------
        Fixed Charges                  $  233.0       $  323.7       $  226.1       $  249.6       $  128.9       $  160.4
                                       ========       ========       ========       ========       ========       ========

      Ratio of Earnings
       to Fixed Charges                      19             26             29             23             38             28
                                             ==             ==             ==             ==             ==             ==



For purposes of computing these ratios, "earnings" consist of income before taxes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.